Exhibit 10.8
    FOURTH AMENDMENT TO OFFICE LEASE

This Fourth Amendment to Office Lease (this “Fourth Amendment”), dated November 27, 2023 (the "Amendment Date"), is made by and between DE PALISADES PROMENADE, LLC, a Delaware limited liability company (“Landlord”), with offices at 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401, and TRUECAR, INC., a Delaware corporation (“Tenant”), with an office at 1401 Ocean Avenue, Suite 200, Santa Monica, California 90401.
WHEREAS,
    A.    Landlord, pursuant to the provisions of that certain Office Lease dated October 15, 2010 (the “Original Lease”), as amended by that certain First Amendment to Office Lease dated October 3, 2011 (the “First Amendment”), that certain Second Amendment to Office Lease dated February 11, 2015 (the “Second Amendment”), that certain Memorandum of Lease Term Dates and Rent dated June 13, 2016 (the “Memorandum”) and that certain Third Amendment to Office Lease dated May 11, 2021 (the “Third Amendment”), under which, collectively, Landlord leases to Tenant and Tenant leases from Landlord space in the property located at 120 Broadway, Santa Monica, California 90401 (the “Building”), commonly known as Suites 200, 220 and 260 and collectively referred to as “Suite 200” and Suite 500 (such suites are collectively, the “Existing Premises”);
    B.    Tenant wishes to reduce its occupancy within the Building to exclude the entirety of Suite 200 from the Existing Premises (the “Returned Premises”), and continue to lease Suite 500 (the “Remaining Premises”), which reduction Landlord has conditionally permitted, contingent upon Tenant's acceptance of and compliance with the provisions of this Fourth Amendment;
    C.    The Term with respect to the Remaining Premises is scheduled to expire at 11:59 p.m. on January 7, 2026 (the “Expiration Date”), in accordance with Section 3 of the Third Amendment. The Term with respect to the Returned Premises shall expire at 11:59 p.m. on the Surrender Date (as defined below);
    D.    The effectiveness of this Fourth Amendment is contingent upon (a) Landlord and Tenant’s mutual execution and delivery of this Fourth Amendment (provided that Tenant’s execution of this Fourth Amendment shall occur on or before November 27, 2023 (provided further that any signature to this Fourth Amendment provided by Tenant’s signatories shall be held in escrow and revocable until this Fourth Amendment is duly executed by an authorized signatory on behalf of Landlord)), (b) Landlord and a new tenant (the “New Tenant”) mutually executing and delivering to the other party, an office lease covering the Returned Premises (the “New 3rd Party Lease”), (c) Tenant’s payment of the Termination Consideration (as defined in and calculated in accordance with Section 7 below) to Landlord on or before the business day following the mutual execution of this Fourth Amendment, and (c) Tenant vacating the Returned Premises and surrendering legal possession thereof on or before the Surrender Date (as defined in Section 2 below); and
    E.    Landlord and Tenant, for their mutual benefit, wish to revise certain other covenants and provisions of the Original Lease, as amended.
NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the sufficiency of which Landlord and Tenant hereby acknowledge, Landlord and Tenant agree:
1.    Confirmation of Defined Terms. Unless modified herein, all terms previously defined and capitalized in the Original Lease, as amended, shall hold the same meaning for the purposes of this Fourth Amendment. The Original Lease, as modified by the First Amendment, the Second Amendment, the Memorandum, the Third Amendment and this Fourth Amendment shall hereinafter be referred to as the “Lease.”
2.    Surrender of Returned Premises. Tenant shall vacate the Returned Premises no later than November 30, 2023 (the “Surrender Date”), and shall tender possession thereof to Landlord in accordance with (a) Article 7 of the Original Lease, and (b) other than any of Tenant’s personal property, furniture, fixtures and equipment that will be conveyed by Tenant to the New Tenant under a Bill of Sale (the “Conveyed FF&E”) to be executed by Tenant and New Tenant on or prior to the Surrender Date. Notwithstanding the foregoing, Landlord hereby waives the surrender requirements set forth in Section 7.1(c) under the Lease. If Tenant vacates the Returned Premises, but leaves any property (other than the Conveyed FF&E), trash or debris therein, or if there is any damage to the Returned Premises beyond reasonable wear and tear, then the costs incurred by Landlord in the removal or repair of such items, as the case may be, shall be billed directly to Tenant as Additional Rent or, at Landlord’s option, deducted from Tenant’s Security Deposit.
    2.1. Release of Liability and Claims. Contingent upon Landlord and Tenant fully performing the covenants and provisions contained herein and in the Lease, then, except as otherwise contained herein, on the Surrender Date, Landlord and Tenant shall be fully and unconditionally released and discharged from their respective obligations arising from or connected with the Lease with respect to the Returned Premises.
    Further, Tenant, for itself, and on behalf of any third party claiming through, or on behalf of Tenant, hereby releases any rights or claims to the occupancy of the Returned Premises and/or any benefit thereof, arising out of or in connection with the Lease after the Surrender Date. Landlord, for itself, and on behalf of any third party claiming through, or on behalf of Landlord, hereby releases any rights or claims against Tenant arising out of or in connection with the Lease after the Surrender Date, other than as matters that survive the termination of the Lease pursuant to the provisions of the Lease and this Fourth Amendment (including, without limitation, Section 2.2, Section 6, and Section 7 below). Tenant, for itself and on behalf of the Tenant Parties, and Landlord, for itself and on behalf of the Landlord Parties, expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of California and do so understanding and acknowledging the significance and consequences of such

FOURTH AMENDMENT TO OFFICE LEASE
specific waiver of Section 1542. Landlord and Tenant each acknowledges that it is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
    A general release does not extend to claims that the creditor or releasing party does not know or     suspect to exist in his or her favor at the time of executing the release and that, if known by him     or her, would have materially affected his or her settlement with the debtor or released party.
    Landlord and Tenant each expressly acknowledges that its release herein is also intended to include in its effect, without limitation (except for any matters that survive termination of the Lease and Section 2.2, Section 6 and Section 7 below), all claims which such party does not know or expect to exist in its favor at the time of execution of this Fourth Amendment, and that its release herein contemplates extinguishing all of these claims.
    2.2. Disclaimer. The Original Lease provides in Article 4 for payment of the amount due for Tenant’s Share of Operating Expenses periodically on an estimated basis with adjustment to the actual amounts due at some time in the future. As of the Amendment Date, Tenant has not received a final calculation of the actual amount due for the period of time ending on the Surrender Date with respect to the Returned Premises. Accordingly, Tenant understands and agrees that:
    a)    Landlord's estimate or allocation of anticipated increases in the amount due for Tenant’s Share of Operating Expenses is only an estimate by Landlord and is not intended nor shall be construed as a limitation or ceiling upon the actual amounts which may be due;
    b)    Tenant shall be solely responsible for payment of Tenant’s Share of Operating Expenses with respect to the Returned Premises through and including the Surrender Date by virtue of such adjustments and shall be solely entitled to any refunds resulting from such adjustments, even if such calculations are rendered to Tenant by Landlord after the Surrender Date; and
    c)    The final reconciliation of the amount due for Tenant’s Share of Operating Expenses shall not be completed until after the year end of the calendar year for which such computations are to be made, after which computation has been completed, Landlord shall notify Tenant of any adjustment in Additional Rent due for the balance of the Term with respect to the Returned Premises, computed to and including the Surrender Date.
3.    Reduction of Existing Premises. As of the Surrender Date, (i) the Usable Area of the Premises shall decrease to approximately 11,620 square feet and the Rentable Area of the Premises shall decrease to approximately 13,423 square feet, and (ii) the definition of the Existing Premises shall be revised to exclude the Returned Premises, and wherever in the Lease the word Premises is found, it shall thereafter refer to the Remaining Premises. The Fixed Monthly Rent and Tenant’s Share of increases in Operating Expenses for the Remaining Premises shall be revised subject to the terms of this Fourth Amendment.
4.    Modification to Fixed Monthly Rent for the Remaining Premises. Notwithstanding anything to the contrary set forth in the Lease, the Fixed Monthly Rent due for the Remaining Premises commencing on December 1, 2023 (the “Effective Date”), shall be as follows:

Period	Fixed Monthly Rent
Effective Date through May 31, 2024	$88,365.44
June 1, 2024 through May 31, 2025	$91,458.13
June 1, 2025 through December 31, 2025	$94,659.16
    Landlord and Tenant acknowledge and agree that Section 3 of the Third Amendment shall continue to remain in full force and effect with respect to the Remaining Premises.
5.    Security Deposit. Landlord acknowledges that it currently holds the sum of $269,993.35 as a Security Deposit under the Lease, which amount Landlord shall continue to hold throughout the Term, unless otherwise applied pursuant to the provisions of the Lease. Notwithstanding the forgoing, on the day immediately following the Surrender Date, the Security Deposit shall be reduced by an amount equal to $177,033.35 (the “Reduction”), and the total sum of the Reduction shall be credited by Landlord to the Termination Consideration (as defined in Section 7 below), so that the balance of the Security Deposit remaining shall be $92,960.00.
Tenant agrees that the balance of the Security Deposit remaining after the Reduction shall remain on deposit with Landlord for the duration of the Term of the Lease with respect to the Remaining Premises. Notwithstanding the above, in the event Tenant commits a default under the Lease prior to the scheduled Reduction of the Security Deposit and such default continues after the expiration of any applicable notice and cure period, then, regardless of whether such default is cured after the expiration of the foregoing notice and cure period, and without the necessity of any further notice to Tenant, the Security Deposit shall not be reduced and shall hereafter remain on deposit with Landlord in the full amount then held and no reduction in the Security Deposit shall occur thereafter.
    Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in Article 18 of the Original Lease, and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant's breach of the Lease or the acts or omission of Tenant or any Tenant Party.

FOURTH AMENDMENT TO OFFICE LEASE
6.    Tenant’s Share. As of the Effective Date, Tenant’s Share for the Remaining Premises shall be 13.24.
7.    Parking. Landlord and Tenant acknowledge that, under the terms of the Lease, Tenant is required to purchase fifty (50) unreserved parking spaces and twelve (12) single reserved parking spaces on a “must-take” basis that are allocable to the Returned Premises (the “Tenant Must Take Permits”). Pursuant to the New 3rd Party Lease, the New Tenant that will occupy the Returned Premises will have (i) the obligation to purchase twenty-four (24) unreserved parking permits and six (6) single reserved parking permits (the “New Tenant Must Take Permits”) and (ii) the right, but not the obligation to purchase a certain allocation of unreserved and single reserved parking permits in excess of the New Tenant Must Take Permits (the “New Tenant Optional Permits”). Landlord and Tenant each agree that the remaining number of Tenant Must Take Permits minus the number of New Tenant Must Take Permits (that is, for clarity, twenty-six (26) unreserved parking spaces and six (6) single reserved parking spaces) will be referred to herein as the “Tenant’s Continuing Must Take Permits” and that as of the Surrender Date, Tenant’s obligation to pay for parking permits (that is, Tenant Must Take Permits) shall be reduced to Tenant’s Continuing Must Take Permits. In connection therewith following the Surrender Date, Landlord shall provide Tenant with a quarterly statement reconciling the difference between the Tenants’ Continuing Must Take Permits for which Tenant is obligated to pay and the amount paid by the New Tenant for the New Tenant Optional Permits. In the event that such quarterly statement(s) demonstrate that the New Tenant’s parking payments for the New Tenant Optional Permits have equaled or exceeded the total amount Tenant was obligated to pay during such quarter for Tenant’s Continuing Must Take Permits, then Tenant’s obligation to pay for Tenant’s Continuing Must Take Permits shall be deemed satisfied and paid in full. In the event that such quarterly statement(s) demonstrate that the New Tenant’s parking payments for the New Tenant Optional Permits are less than the total amount Tenant is obligated to pay for Tenant’s Continuing Must Take Permits, then Tenant shall pay such difference to Landlord within thirty (30) days following Tenant’s receipt of such statement.
8.    Termination Consideration. As consideration for Landlord’s agreement to enter into this Fourth Amendment and exclude the Returned Premises from the Existing Premises, Tenant shall, no later than the next business day following the mutual execution of this Fourth Amendment, pay to Landlord an amount equal to $1,907,591.65 (the “Termination Consideration”), which amount has been calculated by the parties hereto using the total termination consideration of $2,084,625.00 less the Reduction set forth in Section 4 above.
9.    Acceptance of Premises. Tenant acknowledges that (i) it is currently in possession of the Existing Premises, and (ii) to the best of Tenant’s knowledge, as of the date hereof, it has no claim against Landlord in connection with the Existing Premises or the Lease. Tenant has made its own inspection of and inquiries regarding the Remaining Premises, which is already improved. Therefore, Tenant accepts the Remaining Premises in its “as-is” condition. Tenant further acknowledges that Landlord has made no currently effective representation or warranty, express or implied regarding the condition, suitability or usability of the Existing Premises, Remaining Premises or the Building for the purposes intended by Tenant.
10.    Auto-Dealer Sign, Exterior Building Signage and Ground Floor Lobby Signage. Landlord and Tenant hereby agree that (i) Tenant’s Auto-Dealer Sign rights as granted in Section 20.22.1 of the Original Lease and Tenant’s Exterior Building Signage and Ground Floor Lobby Signage rights as granted in Section 13 of the Second Agreement are null and void as of the date of this Fourth Amendment, and (ii) as of the Amendment Date, Tenant has removed the Auto-Dealer Sign, the Exterior Building Signage and Ground Floor Lobby Signage as required under the Lease and Landlord has incurred no expenses with respect to any such removal.
11.    Deleted Provisions. The following provisions are hereby deleted and have no further force or effect: Article 23 of the Original Lease (Option to Extend Term), Section 11 of the Second Amendment (Right of First Offer).
12.    Warranty of Authority. If Landlord or Tenant signs as a corporation or limited liability company or a partnership, each of the persons executing this Fourth Amendment on behalf of Landlord or Tenant hereby covenants and warrants that the applicable entity executing herein below is a duly authorized and existing entity that is qualified to do business in California; that the person(s) signing on behalf of either Landlord or Tenant have full right and authority to enter into this Fourth Amendment; and that each and every person signing on behalf of either Landlord or Tenant are authorized in writing to do so.
13.    Broker Representation. Landlord and Tenant, each represents to the other that, in connection with this Amendment, it has dealt with no broker in connection with this Fourth Amendment other than Douglas Emmett Management, LLC representing Landlord (“Landlord’s Broker”) and Cushman and Wakefield representing Tenant (“Tenant’s Broker”). Tenant agrees to pay the commission due to Tenant’s Broker in connection with the termination of the Lease that is applicable to the Returned Premises, as required under the listing agreement between Tenant and Tenant’s broker (i.e. from the Effective Date through and including January 7, 2026). Landlord and Tenant shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation.
14.    Confidentiality. Landlord and Tenant agree that the covenants and provisions of this Fourth Amendment shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, or subleasing of the Premises, other than Tenant’s or Landlord's counsel-of-record or leasing or sub-leasing broker of record, provided, however, that nothing in this Fourth Amendment shall prohibit Tenant from making public disclosure of this Fourth Amendment when required under applicable laws or regulations, including without limitation, federal and state securities law and regulation.

FOURTH AMENDMENT TO OFFICE LEASE
15.    Governing Law. The provisions of this Fourth Amendment shall be governed by the laws of the State of California.
16.    Reaffirmation. Landlord and Tenant acknowledge and agree that the Lease constitutes the entire agreement by and between Landlord and Tenant relating to the Existing Premises and the Returned Premises, and supersedes any and all other agreements written or oral between the parties hereto. Furthermore, except as modified herein, all other covenants and provisions of the Lease shall remain unmodified and in full force and effect.
17.    Civil Code Section 1938 Disclosure. Pursuant to California Civil Code Section 1938, Landlord hereby discloses that the Premises have not undergone an inspection by a Certified Access Specialist to determine whether the Premises meet all applicable construction-related accessibility standards. A Certified Access Specialist (“CASp”) can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under California law. Although California law does not require a CASp inspection of the Premises, Landlord may not prohibit the Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. Landlord and Tenant shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.
18.     Submission of Document. The submission of this Fourth Amendment to Tenant shall be for examination purposes only, and does not constitute a reservation of or an option for Tenant to lease, or otherwise create any interest by Tenant in the Premises or any other offices or space situated in the Building. Regardless of whether or not (a) Landlord has delivered to Tenant an unexecuted draft or final version of this Fourth Amendment for Tenant’s review and/or signature, (b) this Fourth Amendment has been executed by Tenant only and delivered to Landlord for its review and signature, and/or (c) Tenant has made payments of rent and/or security deposit to Landlord pursuant to this Fourth Amendment, it is understood and agreed that no contractual or other rights shall exist between Landlord and Tenant with respect to the Premises, nor shall this Fourth Amendment be valid, binding on the parties and/or in effect unless and until this Fourth Amendment has been fully executed by Landlord and Tenant and such fully-executed Fourth Amendment has been delivered to Tenant.
19.     Digital Counterparts. This Fourth Amendment may be executed in several counterparts, each of which when executed and delivered shall be deemed an original, and all of which when taken together shall constitute one and the same agreement. The parties agree that a digital image of this Fourth Amendment as fully-executed (such as in a portable document format (.pdf)) or DocuSign when sent to the email address of Tenant, its broker (if any), its attorney (if any), or its authorized agent (if any) shall be deemed delivery of a true and correct original of this Fourth Amendment, and such digital image of this Fourth Amendment shall be admissible as best evidence for the purposes of state law, Federal Rule of Evidence 1002, and the like statutes and regulations.

[Signatures Appear on the Following Page]

FOURTH AMENDMENT TO OFFICE LEASE
IN WITNESS WHEREOF, Landlord and Tenant have duly executed this document, effective the later of the date(s) written below.

LANDLORD:	TENANT:
DE PALISADES PROMENADE, LLC, a Delaware limited liability company

By:    Douglas Emmett Management, Inc.,
a Delaware corporation,
its Manager

By:    /s/ Andrew Goodman
SVP, Leasing
%L1%SV
                  %LN1%
                  %LT1%

Dated:    %LNovember 27, 2023D1%

TRUECAR, INC., a Delaware corporation

By: /s/ Jantoon Reigersman
Name: Jantoon Reigersman
Title: %TT1. President and Chief Executive Officer

Dated: %TD1November 27, 2023

By: /s/ Oliver Foley
Name: Oliver Foley
Title: %TT1. Chief Financial Officer

Dated: %TD1November 27, 2023
%